Exhibit 99.1

Execution Version

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is entered on August 18, 2022 by and among Melco Resorts & Entertainment Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Melco Leisure and Entertainment Group Limited, a company incorporated under the laws of the British Virgin Islands (the “Selling Shareholder”) and Melco International Development Limited, a company incorporated under the laws of Hong Kong (“MIDL”).

WHEREAS, the Selling Shareholder owns, beneficially and legally of record, 737,729,781 ordinary shares, par value US$0.01 per share, in the Company (“Ordinary Shares”) and 25,000,000 restricted American Depositary Shares, each representing three (3) Ordinary Shares (“ADSs”);

WHEREAS, the Selling Shareholder desires to sell, and the Company desires to repurchase, 9,995,799 Ordinary Shares (the “Repurchase Ordinary Shares”) and 25,000,000 ADSs (representing 75,000,000 Ordinary Shares) (the “Repurchase ADSs” and, together with the Repurchase Ordinary Shares, the “Repurchase Shares”) on the terms and subject to the conditions set forth in this Agreement (the “Repurchase”);

WHEREAS, MIDL has received written consent from the Majority Lenders (as defined in the Credit Facility) to implement certain waivers and amendments to the Credit Facility (“Bank Waivers”) as disclosed to the audit and risk committee (the “ARC”) of the board of directors of the Company (the “Board”) prior to the date hereof;

WHEREAS, the ARC has received a written opinion from CBRE Securities, LLC (“CBRE”), dated as of the date of this Agreement, based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, to the effect that, as of the date of this Agreement, the Repurchase Consideration (as defined below) is fair, from a financial point of view, to the Company; and

WHEREAS, the ARC, acting with authority delegated by the Board and upon the unanimous approval of the independent and disinterested members of the ARC, has approved this Agreement and (on the terms and subject to the conditions set forth herein) the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of promises, covenants and agreements herein contained, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

Section 1.1 Repurchase. At the Closing (as defined below), the Selling Shareholder shall sell to the Company, and the Company shall repurchase from the Selling Shareholder, all of the Selling Shareholder’s legal and beneficial right, title and interest in and to the Repurchase Shares for an aggregate repurchase price of US$152,709,118.87, less the Closing Covered Expenses (as defined in Section 5.3) (the “Repurchase Consideration”).

Section 1.2 Closing. The closing of the Repurchase (the “Closing”) shall take place at the offices of the Company at 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong and shall commence at 9:00 a.m., Hong Kong time, on the date that is five (5) Business Days after the day on which the last of the conditions set forth in Article II is satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions at the Closing), or at such other time, date or place as is mutually agreed in writing by the Company and the Selling Shareholder.

Section 1.3 Selling Shareholder Deliverables.

(a) At the Closing, the Selling Shareholder shall cause the transfer of the Repurchase Ordinary Shares to the Company and the Repurchase ADS Transfer (as defined below) to be effected and shall deliver or cause to be delivered to the Company:

(i) at 9:00 a.m. Hong Kong time on the date of the Closing,

(A) a copy of the AST transfer of ownership form to transfer the Repurchase ADSs through the Depository Trust Company’s Deposit/Withdrawal at Custodian system to the Company’s Securities Account (the “Repurchase ADS Transfer”) on the date of the Closing;

(B) instrument(s) of transfer duly executed by the Selling Shareholder in respect of the Repurchase Ordinary Shares in favor of the Company, in the form attached hereto as Exhibit A;

(C) the original share certificates numbers MCE80001025 and MCE 80001064 representing the Repurchase Ordinary Shares;

(D) a copy of the resolutions of the board of directors of the Selling Shareholder and a copy of the resolutions of the sole shareholder of the Selling Shareholder, in each case authorizing the execution, delivery and performance of this Agreement, certified by an officer of the Selling Shareholder or a Hong Kong qualified solicitor; and

(E) a copy of the resolutions of the board of directors of MIDL, authorizing the execution, delivery and performance of this Agreement, certified by an officer of the Selling Shareholder or a Hong Kong qualified solicitor;

(ii) prior to 6:00 p.m. New York City time on the date of the Closing, evidence of the credit of the Repurchase ADSs to the Company’s Securities Account, in form and substance reasonably satisfactory to the Company; and

(iii) all such other documents and instruments, if any, that are mutually determined by the Selling Shareholder and the Company to be necessary to effectuate the transactions contemplated by this Agreement.

Section 1.4 Company Deliverables. At the Closing, the Company shall pay or cause to be paid, against the receipt of the Selling Shareholder’s deliverables under Section 1.3, the Repurchase Consideration to the Selling Shareholder’s Designated Bank Account.

Section 1.5 Interdependency of Closing Actions. Unless otherwise agreed in writing by the Selling Shareholder and the Company, (i) all actions at the Closing are interdependent and, except as provided in Section 1.3, will be deemed to take place simultaneously, and (ii) no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at the Closing have been made.

Section 1.6 Register of Members. The Company shall, as soon as practicable after Closing: (i) update the register of members of the Company (the “Register of Members”) to reflect the repurchase of the Repurchase Ordinary Shares by the Company and the cancellation of the Repurchase Ordinary Shares; (ii) deliver to the Selling Shareholder a certified true copy of the updated Register of Members; and (iii) cancel the share certificates representing the Repurchase Ordinary Shares delivered by the Selling Shareholder under Section 1.3.

Section 1.7 Use of Proceeds. As soon as practicable (but in any event no later than September 2, 2022), the Selling Shareholder and MIDL shall deposit or cause to be deposited into the Debt Service Account an amount equal to the Repurchase Consideration less (1) the remaining amount of Covered Expenses payable under Section 5.3(ii) and (2) the Selling Shareholder and MIDL Expenses.

ARTICLE II

CONDITIONS TO CLOSING

Section 2.1 Conditions to Closing. The obligations of the Company and the Selling Shareholder to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions prior to or at the Closing unless waived, in writing, by each of the Company and the Selling Shareholder (each in its respective sole discretion):

(a) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered (or announced an intention to enact, issue, promulgate, enforce or enter) any Law or award, writ, injunction, determination, rule, regulation, judgment, decree, executive order or other order (each, an “Order”), whether temporary, preliminary or permanent, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated hereunder.

(b) Insider Trading. The Selling Shareholder shall have requested approval of the Repurchase under the Company’s Policy for the Prevention of Insider Trading (the “Policy”), and the Company, or its authorized representative, shall have delivered to the Selling Shareholder a duly executed pre-clearance under the Policy in respect of the transactions contemplated by this Agreement.

Section 2.2 Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are also subject to the satisfaction of the following additional conditions prior to or at the Closing unless waived, in writing, by the Company (in its sole discretion):

(a) Representations and Warranties. The representations and warranties of the Selling Shareholder and MIDL set forth in this Agreement shall be true and correct (i) as of the date hereof, and (ii) as of the date of the Closing as if made on the date of the Closing.

(b) Agreements and Covenants. The Selling Shareholder and MIDL shall have performed or complied with all agreements and covenants that are required by this Agreement to be performed or complied with by them on or prior to the date of the Closing.

(c) Regulatory Approvals. The Company shall have received all authorizations, consents, orders and approvals of all Governmental Authorities (including approvals under applicable Gaming Laws or from applicable Gaming Authorities) required under applicable Law to consummate the transactions contemplated by this Agreement and such authorizations, consents, orders and approvals shall, to the knowledge of the Company, be in full force and effect.

(d) Solvency. The ARC shall have (i) received an opinion from CBRE in form and substance satisfactory to the ARC, dated as of the date of the Closing, to the effect that, as of the date of the Closing, immediately after giving effect to the consummation of the Repurchase, the Company will be able to pay its debts and other liabilities as they mature, and (ii) determined that, as of the Closing, immediately after giving effect to the Repurchase and the payment of the Repurchase Consideration and the Closing Covered Expenses, the Repurchase will not cause the Company to be unable to pay its debts as they fall due in the ordinary course of the Company’s business.

(e) ADS Transfer Documents and Depositary Confirmation. The Selling Shareholder shall have delivered to the Depositary all such documents as required by the Depositary to execute the Selling Shareholder’s instruction to effect the Repurchase ADS Transfer (collectively, the “ADS Transfer Documents”). The Selling Shareholder shall have delivered to the Company a written confirmation (in the form of e-mail) from the Depositary that (i) the Depositary has sighted all of the ADS Transfer Documents, and (ii) the Depositary will, upon its receipt of the ADS Transfer Documents from the Selling Shareholder on Closing, effect the Repurchase ADS Transfer, execute and consummate the Repurchase ADS Transfer by 6:00 p.m. New York City time on the date of Closing.

Section 2.3 Additional Conditions to Selling Shareholder’s Obligations. The obligations of the Selling Shareholder to consummate the transactions contemplated by this Agreement are also subject to the satisfaction of the following additional conditions prior to or at the Closing unless waived, in writing, by the Selling Shareholder (in its sole discretion):

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date hereof, and (ii) as of the date of the Closing as if made on the date of the Closing.

(b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants that are required by this Agreement to be performed or complied with by it on or prior to the date of the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Selling Shareholder and MIDL Representations and Warranties. The Selling Shareholder and MIDL jointly and severally represent and warrant to the Company that, as of the date hereof and as of the date of the Closing:

(a) Due Organization. The Selling Shareholder is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

(b) Authorization. The Selling Shareholder has all necessary power and authority to execute, deliver and perform the Selling Shareholder’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby and to sell and deliver the Repurchase Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Selling Shareholder.

(c) Ownership of Repurchase Shares. The Selling Shareholder has good and marketable right, title and interest (legal and beneficial) in and to all of the Repurchase Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind, except that the Repurchase ADSs are subject to the terms and conditions of the Deposit Agreement.

(d) Delivery of Repurchase Shares. Upon delivery of the Repurchase Shares by the Selling Shareholder to the Company, the Company will acquire good and marketable title to the Repurchase Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind, except that the Repurchase ADSs are subject to the terms and conditions of the Deposit Agreement.

(e) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in a breach by the Selling Shareholder of, or constitute a default by the Selling Shareholder under, any Order to which the Selling Shareholder is a party or by which the Selling Shareholder may be bound, (ii) assuming that all authorizations, consents, orders and approvals described in Section 2.2(c) have been obtained, conflict with or violate any Law applicable to the Selling Shareholder or by which any property or asset of the Selling Shareholder is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to any other party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of the Selling Shareholder pursuant to, any Contract or obligation to which the Selling Shareholder is a party or by which any of its respective properties or assets are bound.

(f) Experience and Evaluation. By reason of the Selling Shareholder’s business or financial experience or the business or financial experience of the Selling Shareholder’s professional advisers who are unaffiliated with the Company and who are not compensated by the Company, the Selling Shareholder has the capacity to protect the Selling Shareholder’s own interests in connection with the sale of the Repurchase Shares to the Company. The Selling Shareholder is capable of evaluating the potential risks and benefits of the sale hereunder of the Repurchase Shares.

(g) Access to Information. The Selling Shareholder has received all of the information that the Selling Shareholder considers necessary or appropriate for deciding whether to sell the Repurchase Shares hereunder and perform the other transactions contemplated hereby. The Selling Shareholder further represents that the Selling Shareholder has had an opportunity to ask questions and receive answers from the Company and, with the consent of the Company, its nominee directors on the Company’s board, regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as the Selling Shareholder has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to the Selling Shareholder by or on behalf of the Company, whether by virtue of the Selling Shareholder’s representation on the Company’s board of directors or otherwise.

(h) Brokers and Finders. The Selling Shareholder has not incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby which could result in any liability being imposed on the Company.

(i) Money Laundering Laws. Each of the Selling Shareholder, its affiliates (other than the Company and its Subsidiaries), and, to the knowledge of the Selling Shareholder, their respective officers, directors, supervisors, and managers has not violated, currently operates and will continue to operate their businesses in compliance, with any applicable Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Selling Shareholder or any of its affiliates (other than the Company and its Subsidiaries) with respect to the Money Laundering Laws is pending or, to the knowledge of the Selling Shareholder, threatened.

(j) Sanctions. None of the Selling Shareholder, any of its affiliates (other than the Company and its Subsidiaries) or any director, officer, employee, or, to the knowledge of the Selling Shareholder, any agent, representative thereof or any other Person authorized to act for or on behalf of the Selling Shareholder or any of its affiliates (other than the Company and its Subsidiaries) is a Sanction Target; none of the Selling Shareholder or its affiliates (other than the Company and its Subsidiaries) has, has had within the previous five years, or intends to have, directly or indirectly, any business operations or other dealings (a) in any Sanctioned Country, (b) with a Sanction Target to the extent such dealings were in violation of, or would cause a violation of, Sanctions, or (c) involving commodities or services of a Sanctioned Country origin or shipped to, through, or from a Sanctioned Country, or on Sanctioned Country owned or registered vessels or aircraft, or that finance or subsidize any of the foregoing exceeding 5% aggregated in comparison to the total assets or revenues of the Selling Shareholder and its affiliates (other than the Company and its Subsidiaries); the Selling Shareholder and its affiliates (other than the Company and its Subsidiaries) have not during the past five years engaged in, are not now engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was prohibited or restricted by Sanctions; and the Selling Shareholder will not, directly or indirectly, use the Repurchase Consideration, or lend, contribute or otherwise make available the Repurchase Consideration to any Subsidiary, joint venture partner or other Person, for the purpose of financing or facilitating the activities of any Sanction Target in any manner that could reasonably result in a violation of Sanctions by any Person.

(k) Anti-Bribery. Neither the Selling Shareholder nor any of its affiliates (other than the Company and its Subsidiaries) nor any director, officer, employee, nor to the knowledge of the Selling Shareholder, any agent, representative thereof or any other Person authorized to act for or on behalf of the Selling Shareholder or any of its affiliates (other than the Company and its Subsidiaries) has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds in contravention of the applicable Anti-Bribery Laws; (iii) violated or is in violation of any applicable Anti-Bribery Laws; (iv) made or received any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; (v) created or caused the creation of any false or inaccurate books and records of the Selling Shareholder or any of its affiliates (other than the Company and its Subsidiaries); or (vi) established or maintained any unlawful fund of corporate monies or other properties.

Section 3.2 Additional MIDL Representations and Warranties. MIDL hereby represents and warrants to the Company that, as of the date hereof and as of the date of the Closing, (i) MIDL is a company duly incorporated, validly existing and in good standing under the laws of Hong Kong, (ii) MIDL has all necessary power and authority to execute, deliver and perform MIDL’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby and this Agreement constitutes a valid and binding obligation of MIDL, and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) result in a breach by MIDL of, or constitute a default by MIDL under, any Order to which MIDL is a party or by which MIDL may be bound, (B) assuming that all authorizations, consents, orders and approvals described in Section 2.2(c) have been obtained, conflict with or violate any Law applicable to MIDL or by which any property or asset of MIDL is bound or affected, or (C) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to any other party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of MIDL pursuant to, any Contract or obligation to which MIDL is a party or by which any of its respective properties or assets are bound.

Section 3.3 Company Representations and Warranties. The Company hereby represents and warrants to the Selling Shareholder and MIDL that, as of the date hereof and as of the date of the Closing:

(a) Due Organization. The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b) Authorization. The Company has all necessary power and authority to execute, deliver and perform the Company’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby and to buy the Repurchase Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Company.

(c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in a breach by the Company of, or constitute a default by the Company under, any Order to which the Company is a party or by which the Company may be bound or its Memorandum and Articles of Association, or (ii) assuming that all authorizations, consents, orders and approvals described in Section 2.2(c) have been obtained, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected.

(d) Solvency. The Company has not commenced voluntary liquidation, winding up or dissolution proceedings in respect of the Company, filed a petition in bankruptcy or insolvency or entered into any arrangement for the benefit of creditors of the Company, commenced any other proceeding for the reorganization, recapitalization or adjustment or marshaling of the assets or liabilities of the Company, or adopted a plan with respect to any of the foregoing, or agreed to any of the foregoing.

ARTICLE IV

COVENANTS

Section 4.1 Confidentiality.

(a) Subject to Section 4.1(b) and Section 4.2, (i) each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to or in connection with this Agreement) which relates to: (A) the provisions of this Agreement and any agreement entered into pursuant to this Agreement, or (B) the negotiations relating to this Agreement (and any such other agreement), (ii) each of the Selling Shareholder and MIDL shall treat as strictly confidential and not disclose or use any information, relating to the business, financial or other affairs (including future plans and targets) of the Company and its Subsidiaries, and (iii) the Company shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Selling Shareholder and MIDL.

(b) Notwithstanding the foregoing, each party may disclose such information: (i) to its affiliates and Representatives and its affiliates’ Representatives; (ii) pursuant to any Law or Order; (iii) as is required to be disclosed to or pursuant to a request from a Governmental Authority, regulatory body or Relevant Exchange; (iv) to its shareholders or members, their respective affiliates and the respective Representatives of the foregoing Persons; (v) to any Person to which disclosure is approved in writing by the party providing such information; (vi) to any current or prospective finance providers and their affiliates and Representatives, including any arrangers of debt finance and rating agencies; (vii) which was lawfully in the possession of that party without any obligation of confidentiality and that was not received from a source in breach of any confidentiality obligation before it being received or held; and (viii) which has previously become publicly available other than through that party’s action or failure to act in accordance with this Section 4.1.

Section 4.2 Announcements. Except as may be required by applicable Law, any press release with respect to this Agreement or the transactions contemplated hereby shall be issued only in such form as shall be agreed upon by each of the parties. Each party shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release, have any such communication, make any such other public statement prior to obtaining the consent (not to be unreasonably withheld) of such other parties. This Section 4.2 shall not prohibit any disclosure required by Law, any Governmental Authority, any regulatory body or any Relevant Exchange (in which case a Representative of the disclosing party will, to the extent permitted by Law, use its reasonable best efforts to consult with a Representative of each other party before making the disclosure and to allow each other party’s Representative to review the text of the disclosure before it is made).

Section 4.3 Consents and Filings; Further Assurances. Each party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from any Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders and give all notices as are necessary for the consummation of the transactions contemplated by this Agreement, including all authorizations, consents, orders and approvals described in Section 2.2(c), and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement as required under applicable Law (including applicable Gaming Laws).

ARTICLE V

MISCELLANEOUS

Section 5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to the conflicts of law principles thereof or of any other jurisdiction that would subject such matter to the Laws of another jurisdiction.

Section 5.2 Dispute Resolution.

(a) Subject to Section 5.1 and the last sentence of this Section 5.2(a), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 5.2. The seat and place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.2(B).

Section 5.3 Costs and Expenses. The Selling Shareholder will bear all of the fees, costs and expenses incurred by the Company, whether incurred or accrued prior to or after the Closing (including any and all fees, expenses and costs payable to the advisors, agents and representatives of the Company), in connection with or incidental to the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement (including any fees payable to the Depositary in connection with the cancellation of Repurchase ADSs after the Closing) (collectively, the “Covered Expenses”). The parties agree that (i) the portion of the Covered Expenses to be paid at the Closing (“Closing Covered Expenses”) is US$2,421,000, and (ii) the Selling Shareholder shall pay or cause to be paid to the Company any such remaining amounts of the Covered Expenses as notified in writing by the Company to the Selling Shareholder within three (3) Business Days following the Closing (or, if earlier, by no later than August 29, 2022), which notice shall set forth such fees, costs and expenses in reasonable detail and such notice shall be given to the Selling Shareholder by no later than August 29, 2022.

Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

(a)	if to the Company:

Melco Resorts & Entertainment Limited

38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong

Attention: Company Secretary

E-mail: mco-comsec@melco-resorts.com

with a copy to:

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Tim Gardner; William Welty

E-mail: tim.gardner@weil.com; william.welty@weil.com

(b)	if to the Selling Shareholder or MIDL:

Melco International Development Limited

Melco Leisure and Entertainment Group Limited

38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong

Attention: Company Secretary

E-mail: VincentLeung@melco-group.com

Section 5.5 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and there are no further or other agreements or understandings, written or oral, in effect among the parties relating to the subject matter hereof, except as expressly referred to herein.

Section 5.6 Assignment; Successors and Assigns. No party may, without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement or delegate any of its obligations under this Agreement. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

Section 5.7 No Third-Party Beneficiaries. Other than as set forth in Section 5.6, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 5.8 Amendments. Any term of this Agreement may be amended only by an instrument in writing signed by each of the parties.

Section 5.9 Waiver. Any party hereto may (i) extend the time for the performance of any obligation or other act of another party, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party or any condition to its own obligations contained herein (for the avoidance of doubt, in this sentence, (x) with respect to the Company, “another party” means either the Selling Shareholders or MIDL; and (y) with respect to the Selling Shareholder and/or MIDL, “another party” means the Company only). Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.10 Counterparts. This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 5.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 5.12 Survival. All representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the transactions contemplated by this Agreement.

Section 5.13 Definitions.

(a) For purposes of this Agreement:

“affiliate” means, with respect to a specified Person, any Person that Controls, or is Controlled by, or is under common Control with, such specified Person; provided that notwithstanding the foregoing: (i) an “affiliate” of the Company shall mean the Company or its Subsidiaries only; and (ii) an “affiliate” of the Selling Shareholder shall not include the Company or any of its Subsidiaries.

“Anti-Bribery Laws” means any applicable anti-bribery Law, including but not limited to a law, rule, or regulation promulgated to implement the United States Foreign Corrupt Practices Act, the U.K. Bribery Act or any other applicable Law of similar purpose and scope, or any amendment thereto.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Hong Kong, New York, the Cayman Islands or the British Virgin Islands are authorized or obligated by Law or executive order to close, or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.

“Company’s Securities Account” means the securities account of the Company notified in writing to the Selling Shareholder by the Company prior to the Closing.

“Contract” means any legally binding note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“Control” means (whether directly, or indirectly through one or more intermediaries), from time to time, (a) the right to exercise more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person; or (b) the power to direct the management or policies of such Person, whether through the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body, or as general partner or managing member, as trustee or executor, through contractual arrangements or otherwise, is held directly or indirectly by such Person.

“Credit Facility” means the credit facility agreement dated June 7, 2021 by and among MIDL and certain other parties thereto, under which 727,733,982 Ordinary Shares held by the Selling Shareholder are subject to security interest.

“Debt Service Account” has the meaning ascribed to it under the Credit Facility.

“Deposit Agreement” means the amended and restated deposit agreement dated as of November 29, 2011 by and among the Company, Deutsche Bank Trust Company Americas, as depositary, and the holders and beneficial owners of ADSs evidenced by American depositary receipts issued thereunder.

“Depositary” means Deutsche Bank Trust Company Americas.

“Gaming Authorities” means any Governmental Authorities with regulatory authority or jurisdiction over casino or other gaming activities and operations.

“Gaming Law” means any national, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities and operations, including the rules and regulations of the Gaming Authorities.

“Governmental Authority” means any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, including any Gaming Law.

“Money Laundering Laws” means any applicable anti-money laundering Laws, including but not limited to, applicable federal, state, international, foreign or other applicable laws, regulations or government guidance regarding anti-money laundering, including without limitation the Bank Secrecy Act of 1970 as amended by the USA PATRIOT Act of 2001 and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Selling Shareholder or any of its affiliates (other than the Company and its Subsidiaries) conduct business, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended and as applicable, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any applicable orders or licenses issued thereunder.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Person” means an individual, a partnership, a corporation, an association, a limited or an unlimited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other legal entity or Governmental Authority.

“Relevant Exchange” means, any recognized stock exchange on which the shares of any of the Selling Shareholder or the Company or any of their respective affiliates are listed, including The Stock Exchange of Hong Kong Limited and The Nasdaq Stock Market LLC.

“Representatives” means employees, directors, officers, financial advisors, legal advisors, accountants, finance providers, brokers, insurers, members and other advisors or representatives.

“Sanctions” means any economic or financial sanctions or regulations, or trade embargoes imposed, administered, or enforced from time to time by applicable Governmental Authorities, including those administered by the United States government through OFAC or the United States Department of State, the United Nations Security Council, the European Union or its Member States, the United Kingdom, any other economic sanctions maintained by a jurisdiction in which the Selling Shareholder or any of its affiliates (other than the Company and its Subsidiaries) do business or are otherwise subject to jurisdiction.

“Sanction Target” means any Person (1) located, organized, or resident in or that is the government of a Sanctioned Country; (2) named on any OFAC sanctions list; (3) that is otherwise the subject or target of Sanctions (including, for the avoidance of doubt, sanctioned governments of a jurisdiction that is not a Sanctioned Country); or (4) that is majority owned or controlled by one or more of any of the foregoing Persons.

“Sanctioned Country” means any country or territory with which dealings are broadly and comprehensively prohibited by any country-wide or territory-wide Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea, the Donetsk People’s Republic, the Luhansk People’s Republic and Syria).

“Selling Shareholder’s Designated Bank Account” means the designated bank account notified in writing to the Company by the Selling Shareholder prior to the Closing.

“Selling Shareholder and MIDL’s Expenses” means any all of the fees, costs and expenses incurred by the Selling Shareholder and MIDL, whether incurred or accrued prior to or after the Closing (including any and all fees, expenses and costs payable to the advisors, agents and representatives of the Selling Shareholder and MIDL and/or to the banks and their respective advisors, agents and representatives), in connection with or incidental to the preparation and negotiation of the Bank Waivers, this Agreement and the consummation of the transactions contemplated by the Bank Waivers and/or this Agreement.

“Subsidiary” means, with respect to a specified Person, any Person that is Controlled by such specified Person.

(b) The following terms have the meaning set forth in the Sections set forth below:

Term	Section
ADS Transfer Documents	Section 2.2(d)
Agreement	Preamble
Arbitrator	Section 5.2(a)
ARC	Preamble
Board	Preamble
Closing	Section 1.2
Closing Covered Expenses	Section 5.3
Company	Preamble
Covered Expenses	Section 5.3
HKIAC	Section 5.2(a)
MIDL	Preamble
Order	Section 2.1(a)
Ordinary Shares	Recitals
Policy	Section 2.1(b)
Register of Members	Section 1.6
Repurchase	Recitals
Repurchase Consideration	Section 1.1
Repurchase ADS Transfer	Section 1.3(a)(i)
Repurchase ADSs	Recitals
Repurchase Ordinary Shares	Recitals
Repurchase Shares	Recitals
Selling Shareholder	Preamble

(c) Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Annex, such reference shall be to a Section, Article, Exhibit or Annex of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a “party” or a “party hereto” in this Agreement shall refer to a party to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Share Repurchase Agreement on the date first above written.

COMPANY:

Melco Resorts & Entertainment Limited

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Share Repurchase Agreement on the date first above written.

SELLING SHAREHOLDER:

Melco Leisure and Entertainment Group Limited

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Share Repurchase Agreement on the date first above written.

MIDL:

Melco International Development Limited

By:
Name:
Title: